Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Robert V. Lardon Vice President, Investor Relations Harman International Industries, Incorporated 203.328.3500 robert.lardon@harman.com

HARMAN Issues FY12 Guidance; Updates FY13 Guidance Range

•	Harman Issues Guidance for FY12 sales of $4.2 - $4.4 billion and EPS range of $2.75 - $3.00

•	Raises FY13 Guidance to $4.55 - $4.8 billion in sales and tightens EPS range to $3.75 - $4.00

Stamford, CT, October 26, 2011 – HARMAN the leading global audio and infotainment group (NYSE: HAR), today provided guidance for the fiscal year ending June 30, 2012 and updated its prior guidance for the fiscal year ending June 30, 2013, which was first provided in April of 2010. The Company noted that this guidance will be discussed today at its Analyst and Investor event in Nashville, TN, for which details are provided below.

Dinesh C. Paliwal, President Chairman, and Chief Executive Officer of Harman International, commented, “We are very pleased with the company’s strategic and operational progress. With our strong innovation pipeline, rapid growth in emerging markets and proven execution track record, we continue to gain market share and improve our profitability.”

	CONSOLIDATED	Infotainment Division	Lifestyle Division	Professional Division
Fiscal Year 2012
Revenues	$4.2 - $4.4 billion	$2.35 – $2.45 billion	$1.25 – $1.35 billion	$625 - $650 million
Operating Profit		$160 - $175 million	$140 - $160 million	$90 - $110 million
Earnings Per Share	$2.75 - $3.00
Fiscal Year 2013
Revenues	$4.55 – 4.8 billion	$2.5 - $2.65 billion	$1.375 - $1.45 billion	$675 - $700 million
Operating Profit		$185 - $205 million	$170 - $200 million	$115 - $130 million
Earnings Per Share	$3.75 - $4.00

Analyst and Investor Event: Call-In Details

At approximately 11:00 am EDT, on October 26, 2011, Management will host a live audio-cast of its presentation and Q&A discussion with analysts and investors attending the event, as well as from analysts and investors who remotely dial-in via conference call. Presentation materials will be posted on HARMAN’s website at www.harman.com at that time.

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Live Audio: Those who wish to participate via the audio-cast scheduled at 11:00 am EDT should dial 1 (800) 685-7810 (U.S.) or +1 (303) 223-2691 (International) ten minutes before the call and reference HARMAN Access Code 21543496.

For technical assistance, call the toll-free Global Crossing Customer Care Line at 1 (800) 473-0602 (US) or +1 (303) 446-4604 (International).

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Presentation Materials: HARMAN invites you to visit the Investors/Events & Presentations section of its website at: www.harman.com where presentation materials will be posted and available for download.

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Replay: For those who cannot attend the live audio-cast, a replay of the call will be available following its completion at approximately 1:15 pm EDT and will be available through December, 26, 2011 at 1:15 EDT. To listen to the replay, dial (800) 633-8284 (U.S.) or +1 (402) 977-9140 (International), Access Code: 21543496.

General Information

HARMAN (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment solutions for the automotive, consumer and professional markets — supported by 15 leading brands, including AKG, Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson. The company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of about 12,500 people across the Americas, Europe and Asia, and reported net sales of $4.0 billion for twelve months ending September 30, 2011. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

Forward-Looking Information

Except for historical information contained herein, the matters discussed in this release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) our ability to maintain profitability in our infotainment division if there are delays in our product launches which may give rise to significant penalties and increased engineering expense; (2) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (3) warranty obligations for defects in our products; (4) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (5) our ability to successfully implement our global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering, procurement and administrative organizations; (6) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (7) the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (8) our ability to attract and retain qualified senior management and to prepare and implement an appropriate succession plan for our critical organizational positions; (9) our failure to implement and maintain a comprehensive disaster recovery program; (10) our failure to comply with governmental rules and regulations, including the Foreign Corrupt Practices Act and U.S. export control laws, and the cost of compliance with such laws; (11) our ability to maintain a competitive technological advantage through innovation and leading product designs; (12) our failure to maintain the value of our brands and implementing a sufficient brand protection program; (13) acceptance of our mid-platform infotainment systems by original equipment manufacturers and consumers; (14) the outcome of pending or future litigation and other claims, including, but not limited to, the current stockholder and Employee Retirement Income Security Act of 1974 lawsuits; (15) our ability to enforce or defend our ownership and use of intellectual property rights; and (16) other risks detailed in Harman International Industries, Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and other filings made by the Company with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement except as required by law.

HAR-C

© 2011 HARMAN International Industries, Incorporated. All rights reserved. Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson are trademarks of HARMAN International Industries, Incorporated, registered in the United States and/or other countries. AKG is a trademark of AKG Acoustics GmbH, registered in the United States and/or other countries. Features, specifications and appearance are subject to change without notice.

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